Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Irene Twardowski Broussard Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES
DISTRIBUTION TO $0.64; REPORTS RECORD NET INCOME

     HOUSTON, April 16, 2003 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced an increase in its distribution to unitholders and reported record quarterly net income. The board of directors increased the first quarter cash distribution per common unit to $0.64 ($2.56 annualized) from $0.625 ($2.50 annualized), payable on May 15, 2003, to unitholders of record as of April 30, 2003. This is an 8 percent increase over the cash distribution per unit of $0.59 for the first quarter of 2002.

     KMP reported first quarter net income of $170.5 million, or $0.52 per unit, compared to $141.4 million, or $0.48 per unit, for the first quarter in 2002. Before the effect of a change in accounting principles related to asset retirement obligations, KMP's first quarter net income was $167.0 million, or $0.50 per common unit.

      "KMP had a terrific first quarter, as all four of our business segments reported increased earnings over the same period a year ago," said Chairman and CEO Richard D. Kinder. "We have increased the distribution 15 times in just over six years, and we are now distributing more cash to our unitholders in one quarter ($0.64 per unit) than was distributed in all of 1996 ($0.63 per unit), the year before the partnership became Kinder Morgan. Our record quarterly results were driven overwhelmingly by internal growth, as we continue to focus on increasing the utilization of existing assets and investing in capital expansion projects to build necessary infrastructure to help meet growing energy demand."

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KMP-Q1 Earnings	Page 2

Overview of Business Segments

     The Products Pipelines segment delivered a 9 percent increase in first quarter earnings before DD&A to $108.7 million, compared to $99.8 million for the same period last year. This increase resulted from internal growth. For example, revenues increased by 16 percent from terminal assets associated with KMP's Pacific System. Additionally, net income was up approximately $3 million quarter over quarter on the North System due to cold weather in the Midwest and strong propane demand. While slightly below our expectations for the quarter, this segment is still expected to meet KMP's published 2003 budget target of 5 percent annual growth. Pipeline revenues grew 4.8 percent, but volumes were down 1.5 percent due to three factors. First, gasoline volumes decreased as West Coast refineries continued the process of converting from MTBE to ethanol. Kinder explained, "Ethanol cannot be transported via pipeline and must instead be blended into gasoline at terminals near our end-use markets. As a result, our pipeline volumes are down slightly, but our terminal revenues and margins are up significantly. Overall, the conversion to ethanol is having the expected, slightly positive impact on our bottom line." Second, volumes were negatively impacted by short-term supply disruptions at refineries in southern California and the Southeast. Third, military jet fuel volumes (comprising 3 percent of the total volumes in this business) declined significantly in the quarter, as military aircraft were deployed to the Middle East. However, commercial jet fuel volumes (comprising 13 percent of the total volumes in this segment) were up slightly.

     The Natural Gas Pipelines segment produced first quarter earnings before DD&A of $91.6 million, up 16 percent from $79.1 million in the first quarter of 2002, and on target to meet its 2003 budget of 12 percent annual growth. The increase is primarily attributable to strong internal growth on KMP's Rocky Mountain pipelines, including solid performances by the recently expanded Trailblazer pipeline system and Kinder Morgan Interstate Gas Transmission (KMIGT). Earnings from Kinder Morgan's Texas intrastate pipelines were up slightly quarter over quarter, principally due to

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contributions from the addition of the North Texas and Mier-Monterrey pipelines. The Mier-Monterrey pipeline, which stretches from south Texas to Monterrey, Mexico, began service in March. Pemex has secured all of the capacity on the new pipeline, up to 375 million cubic feet per day, through a 15-year contract. Total segment volumes for the first quarter were up 7 percent compared to the same period a year ago.

     The CO2 Pipelines segment delivered first quarter earnings before DD&A of $42.0 million, up 45 percent from $28.9 million in the same period last year. "We built aggressive growth targets into our published 2003 plan based solely on internal growth, and first quarter earnings have exceeded our expectations," Kinder said. "However, because it is very early in the year, we are not ready to increase our annual outlook for this segment." Oil production at the SACROC Unit in the Permian Basin of west Texas averaged almost 17,000 barrels per day in the first quarter, an increase of 52 percent from the same period in 2002. KMP plans to invest approximately $230 million in additional development at SACROC this year, which is expected to increase average oil production for the year to 20,000 barrels per day. While Kinder Morgan's CO2 deliveries to its customers increased by 12 percent in the first quarter compared to the same period a year ago, other owners at McElmo Dome reduced deliveries to their customers, resulting in a total decrease of about 10 percent in CO2 pipeline volumes for the quarter. CO2 is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price, including hedges, was $24.88 per barrel for the segment in the first quarter, compared to $22.98 for the same period in 2002.

     The Terminals segment reported a 21 percent increase in first quarter earnings before DD&A to $58.0 million, up from $47.8 million in the same period a year ago, and on target with this year's annual budget for 13 percent annual growth. Results were driven by strong coal volumes at the Grand Rivers, Ky., and Cora, Ill., terminals, fertilizer and soda ash exports on the West Coast, salt demand at recently acquired terminals in the Northeast and by expansion projects that increased utilization and

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leaseable capacity at certain liquids terminals. The Carteret, N.J., and Harvey, La., liquids terminals, for example, reported record volumes in March. Approximately $4 million of this segment's $10.2 million in growth came from assets that were acquired since the end of the first quarter in 2002.

Outlook

     Consistent with KMP's published 2003 budget, KMP expects to declare cash distributions of at least $2.63 per unit for 2003. Additionally, KMP expects to increase its quarterly cash distribution to at least $0.68 per unit ($2.72 annualized) by the fourth quarter of this year. These expectations include contributions only from assets currently owned by KMP and do not include the benefit of future acquisitions. However, the company remains optimistic about its chances for making accretive acquisitions in 2003.

Other News

     During the first quarter, the Federal Energy Regulatory Commission made a significant positive adjustment to the index which product pipelines use to adjust their regulated tariffs for inflation. The old index used percent growth in the Producer Price Index (Finished Goods) and subtracted 1 percent. The new index eliminated the 1 percent reduction. As a result, KMP has filed for rate adjustments on a number of its products pipelines and will realize benefits from the new index beginning in the second quarter of 2003.

     Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $0.64 distribution, payable on May 15, 2003, to shareholders of record as of April 30, 2003. The distribution to KMR shareholders will be paid in the form of additional KMR shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR's average closing price for the 10 trading days prior to KMR's ex-dividend date.

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     Kinder Morgan Energy Partners, L. P. is the largest publicly traded pipeline limited partnership in the U.S. in terms of market capitalization and the largest independent refined petroleum products pipeline system in the U.S. in terms of volumes delivered. KMP owns or operates more than 25,000 miles of pipelines and approximately 80 terminals. Its pipelines transport more than two million barrels per day of gasoline and other petroleum products and up to 7.8 billion cubic feet per day of natural gas. Its terminals handle over 60 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 55 million barrels for petroleum products and chemicals. KMP is also the leading provider in the U.S. of CO2, which is used in enhanced oil recovery projects.

     The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation and storage companies in America. Combined, the two companies have an enterprise value of approximately $19 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

Please join us at 4:15 p.m. Eastern Time on Wednesday, April 16, at www.kindermorgan.com for a LIVE webcast conference call.

     This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in thousands except per unit amounts)

	Three Mos. Ended March 31,
	2003	2002

Revenues	$ 1,788,838	$ 803,065

Costs and Expenses
Operating expenses	1,494,451	553,768
Depreciation, depletion and amortization	49,805	41,326
General and administrative	34,679	29,532
Taxes, other than income taxes	14,751	12,583
	1,593,686	637,209
Operating Income	195,152	165,856

Other Income/(Expense)
Earnings from equity investments	24,305	23,271
Amortization of excess cost of equity investments	(1,394)	(1,394)
Interest expense	(45,337)	(39,563)
Other	689	491
Minority interest	(2,214)	(2,827)
Income before income taxes	171,201	145,834
Income tax expense	(4,188)	(4,401)
Income before change in accounting principle	167,013	141,433

Cumulative effect adj from change in accounting for retirement obligations	3,465	-

Net Income	$ 170,478	$ 141,433
	===========	===========

Calculation of Limited Partners' Interest in Net Income:
Income before change in accounting principle	$ 167,013	$ 141,433
Less: General Partner's Interest (1)	(76,425)	(61,794)

Limited Partners' Interest	$ 90,588	$ 79,639

Limited Partners' Interest in Change in Accounting Principle	3,430	-

Limited Partners' Interest in Net Income	$ 94,018	$ 79,639
	===========	===========

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit before change in accounting principle	$ 0.50	$ 0.48
	===========	===========
Net Income per unit	$ 0.52	$ 0.48
	===========	===========

Number of Units Used in Computation	181,510	166,246
	===========	===========

Additional per unit information:

Net Income before change in accounting principle	$ 0.50	$ 0.48
Depreciation, depletion and amortization	0.28	0.26
Sustaining capital expenditures	(0.09)	(0.08)
Net income before DD&A, less sustaining capex, before chg in acctg principle	0.69	0.66
Change in Accounting Principle	0.02	0.00
	===========	===========
Net income before DD&A, less sustaining capex	$ 0.71	$ 0.66
	===========	===========
Declared distribution	$ 0.64	$ 0.59
	===========	===========

      (1) General partner's interest in net income is $76,459,534 after taking into account change in accounting principle

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in thousands)

	Three Mos. Ended March 31
	2003	2002
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$ 108,674	$ 99,795
Natural Gas Pipelines	91,561	79,062
CO2 Pipelines	41,966	28,862
Terminals	58,000	47,815
Total	$ 300,201	$ 255,534
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Segment DD&A and Amort. of Excess Investments (1):
Products Pipelines	$ 17,381	$ 16,817
Natural Gas Pipelines	12,695	11,494
CO2 Pipelines	12,266	7,493
Terminals	9,028	6,916
Total	$ 51,370	$ 42,720
	===========	===========

Segment Earnings Contribution:
Products Pipelines	$ 91,293	$ 82,978
Natural Gas Pipelines	78,866	67,568
CO2 Pipelines	29,700	21,369
Terminals	48,972	40,899
General and Administrative	(34,679)	(29,532)
Net Debt Costs (Includes Interest Income)	(44,925)	(39,022)
Less: Minority Interest	(2,214)	(2,827)
Cumulative Effect of Change in Accounting Principle	3,465	-
Net income	$ 170,478	$ 141,433
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Volume Highlights
(historical pro forma for acquired assets)

	Three Mos. Ended March 31
	2003	2002
Products Pipelines
Gasoline	104.0	108.2
Diesel	36.0	35.5
Jet Fuel	26.6	27.3
Total Refined Product Volumes (MMBbl)	166.6	171.0
NGL's	12.8	11.1
Total Delivery Volumes (MMBbl) (2)	179.4	182.1

Natural Gas Pipelines
Transport Volumes (Bcf) (3)	260.4	242.4

CO2 Pipelines
Delivery Volumes (Bcf) (4)	102.3	113.1
Sacroc Oil Production (MBbl/d)	17.0	11.2
Realized Weighted Average Oil Price per Bbl	$ 24.88	$ 22.98

Terminals
Liquids Leaseable Capacity (MMBbl)	35.6	34.5
Liquids Utilization %	96%	97%
Bulk Transload Tonnage (MMtons) (5)	14.0	14.2

(1) Includes $171,296 of accretion expense for 1st quarter 2003
(2) Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland
(3) Includes KMIGT, Texas Intrastates and Trailblazer
(4) Includes Cortez, Central Basin and CRC pipeline volumes
(5) Includes Cora, Grand Rivers and KMBT aggregate terminals; excludes operatorship of LAXT

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Millions)

	March 31,	December 31,
	2003	2002
ASSETS

Cash and cash equivalents	$ 37	$ 41
Other current assets	931	628
Property, Plant and Equipment, net	6,382	6,245
Investments	321	311
Deferred charges and other assets	1,131	1,129
TOTAL ASSETS	$ 8,802	$ 8,354
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LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$ 15	$ -
Other current liabilities	1,101	813
Long-term debt	3,787	3,660
Market value of interest rate swaps	158	167
Other	274	256
Minority interest	42	42
Partners' Capital	3,425	3,416
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$ 8,802	$ 8,354
	==========	==========

Total Debt, net of cash and cash equivalents, and excluding
the market value of interest rate swaps	$ 3,765	$ 3,619
Total Capitalization	$ 7,232	$ 7,077
Debt to Total Capitalization	52.1%	51.1%